Exhibit 99.2

NEWS RELEASE
FOR RELEASE:	November 15, 2006

For more information, contact:
John Q. Shaw, President and CEO
johns@newcenturybanknc.com - 910-892-7080

NEW CENTURY BANCORP DECLARES 6-FOR-5 STOCK SPLIT

Split is the fifth since New Century Bank opened in May, 2000.

Dunn, NC … At a specially called meeting on Tuesday, November 14, 2006, the Board of Directors of New Century Bancorp [NASDAQ: NCBC] unanimously approved a six-for-five (6-for-5) stock split to be effected in the form of a 20% stock dividend, announced John Q. Shaw, president and CEO. The shares will be distributed December 12, 2006 to shareholders of record as of November 28, 2006.

“Our Board continues to believe in the strength and the future of New Century Bancorp,” said Shaw. “This is our fifth straight year of issuing a stock dividend. If someone purchased stock prior to the first split and they still hold the stock, they now have 2.4 shares for each one they own.

“We have experienced positive financial results and have grown to more than $500 million in assets—from a one branch bank serving one community, to a two bank holding company with a combined total of 11 branch offices serving customers in seven counties. From the beginning our shareholders have been supportive, and this stock split is one way to show our appreciation.”

As a result of the split, shareholders will receive 1 (one) additional share of New Century Bancorp stock for every 5 (five) shares they currently hold. New Century Bancorp stock transactions are handled by the following companies: Howe Barnes Investments, Inc., Morgan Keegan, Ryan Beck & Company, McKinnon and Co., and Scott and Stringfellow.

New Century Bancorp (NASDAQ: NCBC), the holding company for New Century Bank and New Century Bank South, reported total assets of $544.0 million as of September 30, 2006. New Century Bank is headquartered in Dunn and has branch offices in Clinton, Goldsboro, and Lillington; and New Century Bank South is headquartered in Fayetteville with branch offices in Dublin, Lumberton, Pembroke, and Raeford.

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Stock Symbol: NASDAQ: NCBC	www.newcenturybanknc.com

The information as of and for the quarter and nine months ended September 30, 2006, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.